Exhibit 4.2

Aurora Cannabis Inc.

2024 Share Option Plan Section 10(a) Prospectus

This prospectus (this “Prospectus”) relates to the registration of common shares (the “Common Shares”) of Aurora Cannabis Inc. (the “Company”), which are reserved for issuance to directors, officers, employees and consultants of the Company and its subsidiaries (the “Participants”) under the Aurora Cannabis Inc. 2024 Share Option Plan (the “Plan”). The total number of Common Shares that may be delivered pursuant to awards granted under the Plan is 9.5% of the issued and outstanding Common Shares as at the date of grant of each Share Option under the Plan; provided that Share Options shall not be granted under the Plan if the number of Common Shares issuable pursuant to outstanding Share Options, when combined with the number of Common Shares issuable pursuant to all other Company share compensation arrangements (pre-existing or otherwise), would exceed 9.5% of the issued and outstanding Common Shares at the date of grant.

This document constitutes part of a prospectus covering securities that have been registered pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus.

Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 20, 2024.

Aurora Cannabis Inc.

2024 Share Option Plan Prospectus

I. Available Information

The Company has filed with the Commission the Registration Statement, relating to the Common Shares offered hereby. For further information, reference is made to the Registration Statement, including the Exhibits filed as a part thereof and the documents incorporated by reference therein.

The Company is also subject to the information disclosure requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Commission. Reports and other information filed with or furnished by the Company to the Commission are available electronically at the Commission’s EDGAR website (http://www.sec.gov).

II. Incorporation of Certain Documents by Reference

The Commission allows the Company to “incorporate by reference” information into this Prospectus. This means the Company can disclose important information to you by referring you to other information filed with or furnished to the Commission.

The following documents previously filed by the Company with the Commission are hereby incorporated into this Prospectus by reference and will be deemed to be a part of this Prospectus:

•	The Company’s Annual Report on Form 40-F for the year ended March 31, 2024 (the “Form 40-F”), filed on June 20, 2024;

•	The Company’s reports on Form 6-K furnished to the Commission on July 5, 2024, July 9, 2024, July 26, 2024, August 6, 2024, August 7, 2024 and August 12, 2024; and

•	The description of the common shares of the Company contained under the section captioned “Item 1. Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A filed with the Commission on May 24, 2021, including any amendment or report filed for the purpose of amending such description.

In addition, reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by the Registration Statement have been sold, or which deregisters all securities then remaining unsold, will be deemed to be incorporated into this Prospectus by reference and to be a part of this Prospectus from the respective date of filing of each such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge, upon written or oral request as set forth below, a copy of the Plan or any document incorporated by reference therein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) to each person who receives a copy of this Prospectus. In addition, the Company will provide without charge, upon written or oral request as set forth below, to all such persons who do not otherwise receive such materials, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

All written and oral requests with respect to the foregoing matter should be directed as follows:

Aurora Cannabis Inc.

2207 90B St. SW

Edmonton, Alberta

T6X 1V8

Phone: 1-855-279-4652

Attn: Corporate Secretary

III. Description of the Plan

In the event of any conflict between this description of the Plan and the terms of the Plan itself or an agreement evidencing the grant of an award (an “Award Agreement”), the terms of the Plan or the Award Agreement will prevail.

General

The purpose of the Plan is to promote the interests of the Company and its shareholders by (i) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (ii) enabling such individuals to participate in and motivating their efforts toward the long-term growth and financial success of the Company.

The Plan became effective as of August 9, 2024, and will remain in effect until August 9, 2027.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Awards under the Plan

The Plan provides for the grant of share option awards (“Share Options”). No Share Option is intended to qualify as an “incentive stock option” as described in Section 422 of the Code and, accordingly, such Share Options are considered non-statutory options (“NSOs”) for U.S. tax purposes (each, an “Award”).

Eligibility to Participate in the Plan

Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its subsidiaries is eligible to participate in the Plan.

Administration

The board of directors of the Company or any committee thereof (the “Board”) is authorized to interpret the Plan from time to time and to adopt, amend and rescind rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. The Board, or as the Board may delegate to the Compensation

Committee, shall make all necessary or desirable determinations regarding the granting of Share Options to eligible Participants and may take into consideration the past and potential contributions of a particular Participant to the success of the Company and any other factors that it may deem proper and relevant. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and all costs in respect thereof shall be paid by the Company.

Additional information about the Plan may be obtained by mail, phone or fax by contacting the Company as provided under “Incorporation of Certain Documents by Reference” above.

Securities to be Offered

The securities offered under the Plan are Common Shares. Common Shares granted under the Plan consist of newly authorized Common Shares.

Subject to adjustment for changes in capitalization, the aggregate number of Common Shares that would be available to be delivered pursuant to awards granted under the Plan would be 9.5% of the issued and outstanding Common Shares as at the date of grant of each Share Option under the Plan; provided that Share Options shall not be granted under the Plan if the number of Common Shares issuable pursuant to outstanding Share Options, when combined with the number of Common Shares issuable pursuant to all other Company share compensation arrangements (pre-existing or otherwise), would exceed 9.5% of the issued and outstanding Common Shares at the date of grant. If any Share Option granted under the Plan shall expire, terminate for any reason in accordance with the terms of the Plan or be exercised, Common Shares subject to such Share Options shall again be available for the purpose of the Plan.

In the event of any corporate transaction affecting the Common Shares (as described under “Adjustments for Changes in Capitalization” below), the Board in its discretion may (and in some instances must) make equitable adjustments and other substitutions to the Plan and the number of Common Shares that may be delivered pursuant to Awards granted under the Plan.

Description of Awards

Share Options

A Share Option is a right to purchase Common Shares in the future at a price determined at the date of grant. The exercise price per Common Share subject to a Share Option shall be determined by the Board at the time the Share Option is granted, but, in any event, shall not be less than the closing price of the Common Shares on the Toronto Stock Exchange ending on the trading day immediately preceding the date of grant of the Share Option. If the Common Shares are not listed on the Toronto Stock Exchange, the price shall relate to the price of Common Shares on the principal stock exchange on which the Common Shares are listed as determined by the Board.

The terms and conditions of Share Options, including with respect to vesting and exercisability, will be determined as set forth in the applicable Award Agreement; provided that the period during which a Share Option may be exercised may not extend beyond five years from the date of grant of the Share Option. Unless otherwise determined by the Board, Share Options continue to vest upon retirement of a Participant, vest pro-rata upon early retirement (within the meaning under the Plan) of a Participant and vest upon death or disability of a Participant.

The exercise price of a Share Option may be paid with cash (or its equivalent) or through a cashless exercise option.

The aggregate value of all share based compensation arrangements, including Share Options, that may be granted to any non-employee director on the Board in any calendar year shall not exceed C$150,000, no more than C$100,000 of which may be granted in the form of Share Options.

Clawbacks

The Company may clawback awards provided to eligible Participants in accordance with any compensation recovery policy maintained by the Company, as in effect from time to time.

Expiration of Awards

The term of Share Options granted under the Plan shall be determined by the Board at the time of grant; provided, however, that the option term may not extend beyond five years from the date of grant of the Share Option, except that unless otherwise provided in the applicable Award Agreement, (i) each vested Share Option will expire 90 days after the date of termination other than a termination for cause and 12-months following death or disability, and (ii) each Share Option (whether or not vested) shall be immediately terminated upon a termination for cause.

Non-Transferability of Awards

Share Options are not assignable or transferable other than by will or by the applicable laws of descent, except to a company of which the Participant holds the majority of the voting securities (a “Holding Company”), with the consent of the Company. During the lifetime of a Participant, all Share Options may only be exercised by the Participant or such Holding Company.

Adjustments for Changes in Capitalization

In the event that there is any change in the Common Shares through or by means of a declaration of stock dividends of Common Shares or a consolidation, subdivision or reclassification of Common Shares, or otherwise, the number of Common Shares subject to any Share Option, the exercise price thereof and the maximum number of Common Shares that may be issued under the Plan shall be appropriately adjusted by the Board, subject to any applicable rules of the Toronto Stock Exchange, and such adjustment shall be effective and binding for all purposes of the Plan. An adjustment will take effect at the time of the event that gives rise to the adjustment, and will be cumulative. The Company will not be required to issue fractional Common Shares in satisfaction of its obligations following an adjustment and any fractional interest in a Common Share that would be deliverable upon the exercise of an Share Option will be cancelled and not be deliverable by the Company.

Amendment and Termination

Subject to any applicable law or government regulation or the rules of the Toronto Stock Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the shareholders of the Company except that shareholder approval is required for any amendment that would (i) amend the percentage of securities reserved and issuable under the Plan, (ii) change the class of employees or other individuals eligible to participate in the Plan, (iii) change the limits on the number of Common Shares issuable to insiders or non-employee directors, (iv) add to or amend the financial assistance provision to be more favorable to any employee, officer, director or consultant of the Company, (v) result in the addition of deferred share units or restricted share units or any other provision so that the Participant receives securities while no cash consideration is received by the

Company, (vi) permit Share Options to be transferred or assigned other than for normal estate settlement purposes, (vii) reduce the exercise price or permit the cancellation and reissuance of Share Options, (viii) extend the Share Option term beyond the original Share Option term, (ix) significantly or unreasonably dilute the Company’s outstanding securities or (x) reduce the amendments that require shareholder approval. No such amendment made without the consent of the Participant may materially adversely affect the rights under any Share Option granted under the Plan.

Change of Control

Subject to the terms of a Participant’s employment agreement with respect to a Change of Control of the Company, and unless otherwise determined by the Board prior to such Change of Control, if a Change of Control occurs, all Share Options then outstanding shall automatically vest, so that such Share Options may be exercised in whole or in part by the Participant and upon the exercise of a Share Option, subject to applicable tax withholding requirements, the holder shall be entitled to receive any securities, property or cash (or a combination thereof) which the Participant would have received upon the Change of Control, if the Participant had exercised the Share Option immediately prior to the applicable record date or event, and the exercise price shall be adjusted, as applicable, by the Board, unless the Board otherwise determines the basis upon which such Share Option shall be exercisable, and any such adjustments shall be binding for all purposes of the Plan.

Unless otherwise provided pursuant to an Award Agreement, a Change of Control of the Company is defined to mean any of the following events, generally:

•	the consummation of a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its affiliates and another corporation or other entity, as a result of which the holders of Common Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation immediately after the completion of the transaction;

•	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets, rights or properties of the Company and its subsidiaries to any other person or entity, other than transactions among the Company and its subsidiaries;
•	a resolution is adopted to wind-up, dissolve or liquidate the Company; or

•	any person, entity or group of persons or entities (an “Acquiror”) acquires, or acquires control (including the right to vote or direct the voting) of voting securities of the Company that would entitle the Acquiror to cast or to direct the casting of 50% or more of the votes attached to the Company’s outstanding voting securities which may be cast to elect directors of the Company or the successor corporation; or

•	as a result of or in connection with (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its affiliates and another corporation or other entity, fewer than 50% of the directors of the Company or the successor corporation are persons who were directors of the Company immediately prior to the transaction.

Miscellaneous

The following provisions are also in effect under the Plan:

•	the grant of an Award may not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any subsidiary;

•	no Participant or holder or beneficiary of any Award has any rights as a shareholder with respect to any Common Shares to be distributed under the Plan until he or she has become the holder of such Common Shares;

•	the Company makes no representation or warranty as to the future market value of the Common Shares issued in accordance with the Plan; and

•	the validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement will be determined in accordance with the laws of the Providence of British Columbia and the laws of Canada applicable therein, without giving effect to the conflict of laws provisions thereof.

IV. Resale Restrictions

The Plan will be administered to comply with the Securities Act and the Exchange Act. In the event that a Participant is deemed to be an “affiliate” of the Company for purposes of the Securities Act (that is, generally, a director or executive officer of the Company or a person who directly or, through one or more intermediaries, indirectly controls, is controlled by or is under common control with, the Company), reoffers or resales of Common Shares issued by, or on behalf of, such Participant must be made only:

•	pursuant to a “reoffer prospectus” complying with the provisions of the Securities Act and the rules and regulations promulgated thereunder;

•	in compliance with Rule 144 under the Securities Act; or

•	in a transaction otherwise exempt from the registration requirements of the Securities Act.

The Company does not presently intend to make any such reoffer prospectus available.

In addition, the Company may from time to time adopt policies and procedures (including under the Company’s Disclosure, Confidentiality and Insider Trading Policy) that restrict the ability of some or all Participants to resell Common Shares acquired under the Plan.

V. United States Federal Income Tax Consequences

This is a general summary of the material U.S. federal income tax consequences to Participants who are subject to U.S. tax of participating in the Plan. This summary is based on current law as of the date of this Prospectus and is provided only as general information and not as tax advice. It does not address all of the tax considerations that may be relevant to a particular holder. For example, it does not deal with most of the tax implications arising from a Participant’s death, nor does it discuss any Canadian or other international, state, provincial or local tax considerations. Each Participant should consult with, and rely on, his or her own tax advisor regarding all the possible tax consequences, based on his or her individual situation, of participating in the Plan.

The Company shall have the right to deduct, withhold from, or require the Participant to remit any amounts otherwise payable to a Participant the amount of any federal, provincial, territorial or foreign taxes required to be deducted or withheld with respect to any taxable event arising as a result of the Plan and may set off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Company to the Participant. The Company may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Common Shares issuable upon exercise of the Share Options as it determines are required to be sold by the Company to satisfy any withholding obligations net of selling costs. The Participant consents to such sale and grants to the Company an irrevocable power of attorney to effect the sale of such Common Shares issuable upon exercise of the Share Options and acknowledges and agrees that the Company does not accept responsibility for the price obtained on the sale of such Common Shares issuable upon exercise of the Share Options.

Share Options under the Plan are intended to be exempt from Section 409A of the Code. The following description of tax consequences assumes that Section 409A will not apply to Share Options granted under the Plan.

Non-Statutory Share Options

As noted above, Share Options granted under the Plan are intended to be NSOs for U.S. tax purposes. In general, a Participant will not recognize taxable income upon the grant of an NSO, but will recognize ordinary income at the time of exercise of the NSO in an amount equal to the excess, if any, of the fair market value of the Common Shares on the date of exercise over the exercise price and, generally, will be subject to income tax withholding on the amount of such ordinary income. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the Participant at the time of exercise and social security and Medicare taxes will also be required to be withheld upon exercise.

If a Participant exercises an NSO by making payment to the Company other than by cash, special rules may apply. Participants should consult their tax advisors when contemplating such an exercise.

When a Participant sells the Common Shares acquired upon exercise of an NSO, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of Common Shares and his or her aggregate tax basis in the Common Shares

(in the case of a cash purchase, the exercise price plus the amount taxed to the Participant as ordinary income at the time of exercise). If the Participant’s holding period for the Common Shares exceeds one year, such gain or loss will constitute long-term capital gain or loss.

The Plan and Awards granted under the Plan, are not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

Any U.S. federal tax advice contained in this communication (including any attachment) is not intended or written to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein. Participants should seek advice, based on their particular circumstances, from an independent tax advisor about the consequences of participating in the Plan.